AMENDMENT TO SCHEDULE A
                                     OF THE
                        ADMINISTRATIVE SERVICES AGREEMENT

         PBHG Funds consists of the following Funds, each of which is subject to this Agreement:

PBHG Growth Fund
PBHG Emerging Growth Fund
PBHG Large Cap Growth Fund
PBHG Select Growth Fund
PBHG Large Cap 20 Fund
PBHG Large Cap Fund
PBHG Mid-Cap Fund
PBHG Small Cap Fund
PBHG Focused Fund
PBHG Cash Reserves Fund
PBHG Technology & Communications Fund
PBHG Strategic Small Company Fund
PBHG Clipper Focus Fund
PBHG IRA Capital Preservation Fund
PBHG Disciplined Equity Fund
PBHG REIT Fund
PBHG Small Cap Value Fund
PBHG Intermediate Fixed Income Fund


Dated: July 14, 2003



PBHG FUNDS                                           PBHG FUND SERVICES

By: /s/ Brian C. Dillon                              By: /s/ Lee T. Cummings

Title: Vice President                                Title: President